Consent of Independent Registered Public Accounting Firm

Cardiff Oncology, Inc.
San Diego, California
We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 25, 2021, relating to the financial statements of Cardiff Oncology, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
/s/ BDO USA, LLP
San Diego, California
June 10, 2021